Exhibit 99.1

NEWS RELEASE

PAR PACIFIC COMPLETES REGISTERED DIRECT OFFERING

HOUSTON, November 25, 2015 – Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today completed its previously announced agreement to sell 3,400,000 shares of its common stock, at a price of $22.00 per share, to certain pre-existing shareholders and other investors in a registered direct offering (the “Offering”) without an underwriter or placement agent. The Company raised approximately $73.74 million, after deducting estimated expenses incurred in connection with the Offering.

The Company plans to use the net proceeds from the offering to fund working capital commitments and for general corporate purposes. The Company believes the added liquidity provided by the Offering will help the Company implement its growth strategy.

Participants in the Offering will be subject to a six month lock-up period with respect to the shares sold in the Offering. The price of the shares sold in the Offering represented a 6.0% discount to the 30-day volume-weighted average share price as of November 20, 2015.

More information about the Offering, as well as a copy of the form of Subscription Agreement associated with the Offering, can be found in the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission (“SEC”) on November 23, 2015 and in the Prospectus Supplement that was filed by the Company with the SEC on November 23, 2015.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in the Offering or otherwise. There shall not be any offer, solicitation of an offer to buy, or sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Par Pacific Holdings

Par Pacific Holdings, Inc., headquartered in Houston, Texas, is a growth-oriented company that manages and maintains interests in energy related assets. Par Pacific, through its subsidiaries, owns and operates a 94 Mbpd refinery with related logistics and retail network in Hawaii. Par Pacific also transports, markets and distributes crude oil from Western U.S. to refining hubs in the Midwest, Gulf Coast, East Coast and to Hawaii. In addition, Par Pacific owns an equity investment in Laramie Energy Company, which has natural gas production and reserves located in the Piceance Basin of Colorado.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release.

Contact:

Christine Thorp

Director, Investor Relations & Public Affairs

(832) 916-3396

cthorp@parpacific.com